Exhibit 2(a)(1)

CERTIFICATE OF TRUST

OF

COLLER PRIVATE MARKET SECONDARIES FUND

This Certificate of Trust of Coller Private Market Secondaries Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.       Name. The name of the trust formed hereby is Coller Private Market Secondaries Fund.

2.       Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.       Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.       Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Richad Jason Elmhirst
Name: Richard Jason Elmhirst
Title: Trustee